Exhibit 99.01

Valero Energy Partners LP Reports 2017 Second Quarter Results

•	Reported net income attributable to partners of $58 million and EBITDA attributable to the Partnership of $80 million.

•	Reported net cash provided by operating activities of $66 million and distributable cash flow of $63 million.

•	Increased cash distribution by 6.4 percent to $0.455 per unit, with distribution coverage ratio of 1.5x.

SAN ANTONIO, July 28, 2017 – Valero Energy Partners LP (NYSE: VLP, the “Partnership”) today reported second quarter 2017 net income attributable to partners of $58 million, or $0.69 per common limited partner unit, and earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) attributable to the Partnership of $80 million. The Partnership reported net cash provided by operating activities of $66 million and distributable cash flow of $63 million. The distribution coverage ratio for the second quarter was 1.5x.

“We operated safely and reliably during the quarter and generated strong earnings and distribution coverage,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner. “We remain on pace to grow distributions at our target annual rate of 25 percent for 2017 and at least 20 percent for 2018.”

On July 19, the board of directors of VLP’s general partner declared a second quarter 2017 cash distribution of $0.455 per unit. This distribution represents a 6.4 percent increase from the first quarter of 2017.

Financial Results
Revenues were $110 million for the second quarter of 2017 compared to $87 million for the second quarter of 2016. Operating expenses were $27 million, general and administrative expenses were $4 million, and depreciation expense was $12 million, all of which were in line with the second quarter of 2016. Revenues were higher in the second quarter of 2017 compared to the second quarter of 2016 primarily due to contributions from the Meraux and Three Rivers terminals, which were acquired subsequent to the second quarter of last year, and the Red River pipeline segment, which was acquired in January 2017.

Liquidity and Financial Position
As of June 30, 2017, the Partnership had $808 million of total liquidity consisting of $88 million in cash and cash equivalents and $720 million available on its revolving credit facility. Capital expenditures attributable to the Partnership in the second quarter of 2017 were $6 million, including $5 million for expansion and $1 million for maintenance.

The Partnership continues to target $49 million of capital expenditures for 2017, which includes $35 million for expansion capital related to the distillate tank projects at the St. Charles and Port Arthur terminals and the new gasoline blending and segregation capability at the Corpus Christi terminal, all of which will improve Valero Energy Corporation’s export capabilities. The remaining $14 million is for maintenance.

Conference Call
The Partnership’s senior management will host a conference call at 10 a.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of 10 of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President – Investor Relations, 210-345-3077
Karen Ngo, Senior Manager – Investor Relations, 210-345-4574
Tom Mahrer, Manager – Investor Relations, 210-345-1953
Media:
Lillian Riojas, Director – Media and Communications, 210-345-5002

Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the Partnership’s annual reports on Form 10-K and quarterly reports on Form 10-Q available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under United States generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (l) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Statement of income data (a):
Operating revenues – related party (b)	$110,545	$87,664	$216,361	$166,431
Costs and expenses:
Operating expenses (c)	27,055	24,086	50,600	48,372
General and administrative expenses (d)	3,863	3,715	7,693	8,080
Depreciation expense (e)	12,505	11,821	24,280	23,333
Total costs and expenses	43,423	39,622	82,573	79,785
Operating income	67,122	48,042	133,788	86,646
Other income, net	182	57	246	134
Interest and debt expense, net of capitalized interest (f)	(8,551)	(3,251)	(16,840)	(5,910)
Income before income taxes	58,753	44,848	117,194	80,870
Income tax expense	310	303	614	545
Net income	58,443	44,545	116,580	80,325
Less: Net loss attributable to Predecessor	—	(4,902)	—	(12,420)
Net income attributable to partners	58,443	49,447	116,580	92,745
Less: General partner’s interest in net income	11,419	5,213	20,886	8,717
Limited partners’ interest in net income	$47,024	$44,234	$95,694	$84,028

Net income per limited partner unit (basic and diluted):
Common units	$0.69	$0.67	$1.41	$1.28
Subordinated units (g)	$—	$0.67	$—	$1.28

Weighted-average limited partner units outstanding (basic and diluted) (in thousands):
Common units – public	22,470	21,501	22,225	21,501
Common units – Valero	45,687	15,747	45,687	15,383
Subordinated units – Valero (g)	—	28,790	—	28,790

See Notes to Earnings Release Tables on Table Page 6.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit and per barrel amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues (b)	$24,859	$19,318	$48,034	$39,563
Pipeline transportation throughput (BPD) (h)	1,003,320	850,516	982,873	884,725
Average pipeline transportation revenue per barrel (i) (j)	$0.27	$0.25	$0.27	$0.25
Terminaling:
Terminaling revenues (b)	$84,797	$68,211	$167,303	$126,598
Terminaling throughput (BPD)	2,852,182	2,146,293	2,793,654	1,998,077
Average terminaling revenue per barrel (i)	$0.33	$0.35	$0.33	$0.35
Storage and other revenues (k)	$889	$135	$1,024	$270
Total operating revenues – related party	$110,545	$87,664	$216,361	$166,431
Capital expenditures (a):
Maintenance	$1,335	$2,866	$3,373	$5,711
Expansion	4,888	1,540	11,867	5,895
Total capital expenditures	6,223	4,406	15,240	11,606
Less: Capital expenditures attributable to Predecessor	—	1,348	—	2,281
Capital expenditures attributable to Partnership	$6,223	$3,058	$15,240	$9,325
Other financial information:
Net cash provided by operating activities	$66,264	$55,172	$140,982	$100,684
Distributable cash flow (l)	$62,815	$58,848	$136,477	$109,945
Distribution declared per unit	$0.4550	$0.3650	$0.8825	$0.7050
Distribution declared:
Limited partner units – public	$10,231	$7,854	$19,841	$15,169
Limited partner units – Valero	20,788	16,256	40,319	31,399
General partner units – Valero	11,092	4,802	19,994	7,952
Total distribution declared	$42,111	$28,912	$80,154	$54,520
Distribution coverage ratio: Distributable cash flow divided by total distribution declared (l)	1.49x	2.04x	1.70x	2.02x

			June 30,	December 31,
			2017	2016
Balance sheet data:
Cash and cash equivalents			$87,977	$71,491
Total assets			1,072,417	979,257
Debt and capital lease obligations (no current portion)			895,072	895,355
Partners’ capital			153,141	55,824
Working capital			102,540	84,688

See Notes to Earnings Release Tables on Table Page 6.

Table Page 2

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (l)
(thousands of dollars)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of net income to EBITDA and distributable cash flow (a) (l):
Net income	$58,443	$44,545	$116,580	$80,325
Plus:
Depreciation expense	12,505	11,821	24,280	23,333
Interest and debt expense, net of capitalized interest	8,551	3,251	16,840	5,910
Income tax expense	310	303	614	545
EBITDA	79,809	59,920	158,314	110,113
Less: EBITDA attributable to Predecessor	—	(3,703)	—	(9,097)
EBITDA attributable to Partnership	79,809	63,623	158,314	119,210
Plus:
Adjustments related to minimum throughput commitments	(828)	221	(1,725)	235
Less:
Cash interest paid	14,136	2,982	16,044	5,484
Income taxes paid	695	496	695	496
Maintenance capital expenditures attributable to Partnership	1,335	1,518	3,373	3,520
Distributable cash flow	$62,815	$58,848	$136,477	$109,945

See Notes to Earnings Release Tables on Table Page 6.

Table Page 3

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (l)
(thousands of dollars)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a) (l):
Net cash provided by operating activities	$66,264	$55,172	$140,982	$100,684
Plus:
Changes in current assets and current liabilities	5,102	1,456	734	3,442
Changes in deferred charges and credits and other operating activities, net	(334)	(138)	(692)	(249)
Interest and debt expense, net of capitalized interest	8,551	3,251	16,840	5,910
Current income tax expense	226	179	450	326
EBITDA	79,809	59,920	158,314	110,113
Less: EBITDA attributable to Predecessor	—	(3,703)	—	(9,097)
EBITDA attributable to Partnership	79,809	63,623	158,314	119,210
Plus:
Adjustments related to minimum throughput commitments	(828)	221	(1,725)	235
Less:
Cash interest paid	14,136	2,982	16,044	5,484
Income taxes paid	695	496	695	496
Maintenance capital expenditures attributable to Partnership	1,335	1,518	3,373	3,520
Distributable cash flow	$62,815	$58,848	$136,477	$109,945

See Notes to Earnings Release Tables on Table Page 6.

Table Page 4

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit amounts)
(unaudited)

The following tables present our statement of income for the three and six months ended June 30, 2016. Our financial results have been adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business. See Note (a) of Notes to Earnings Release Tables for a discussion of the basis of this presentation.

	Three Months Ended June 30, 2016
	Valero Energy Partners LP (Previously Reported)	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party	$87,664	$—	$87,664
Costs and expenses:
Operating expenses	20,520	3,566	24,086
General and administrative expenses	3,578	137	3,715
Depreciation expense	10,622	1,199	11,821
Total costs and expenses	34,720	4,902	39,622
Operating income (loss)	52,944	(4,902)	48,042
Other income, net	57	—	57
Interest and debt expense, net of capitalized interest	(3,251)	—	(3,251)
Income (loss) before income taxes	49,750	(4,902)	44,848
Income tax expense	303	—	303
Net income (loss)	49,447	(4,902)	44,545
Less: Net loss attributable to Predecessor	—	(4,902)	(4,902)
Net income attributable to partners	$49,447	$—	$49,447

	Six Months Ended June 30, 2016
	Valero Energy Partners LP (Previously Reported)	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party	$166,431	$—	$166,431
Costs and expenses:
Operating expenses	41,397	6,975	48,372
General and administrative expenses	7,806	274	8,080
Depreciation expense	21,243	2,090	23,333
Total costs and expenses	70,446	9,339	79,785
Operating income (loss)	95,985	(9,339)	86,646
Other income, net	134	—	134
Interest and debt expense, net of capitalized interest	(5,910)	—	(5,910)
Income (loss) before income taxes	90,209	(9,339)	80,870
Income tax expense	545	—	545
Net income (loss)	89,664	(9,339)	80,325
Less: Net loss attributable to Predecessor	(3,081)	(9,339)	(12,420)
Net income attributable to partners	$92,745	$—	$92,745

See Notes to Earnings Release Tables on Table Page 6.

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES

(a)
References to “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. For businesses that we acquired from Valero, those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes for periods prior to their dates of acquisition. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

We acquired the following businesses from Valero in 2016:

•	On September 1, 2016, we acquired the Meraux and Three Rivers Terminal Services Business for total consideration of $325.0 million.

•	On April 1, 2016, we acquired the McKee Terminal Services Business for total consideration of $240.0 million.
Each acquisition was accounted for as the transfer of a business between entities under the common control of Valero. Accordingly, the statement of income data, operating highlights, and capital expenditures data have been retrospectively adjusted to include the historical results of operations of the acquired businesses for periods prior to their dates of acquisition.

(b)
The increase in operating revenues in the three and six months ended June 30, 2017 compared to the three and six months ended June 30, 2016 was due primarily to $14.0 million and $36.6 million, respectively, of incremental revenues generated by the acquired businesses described in Note (a) and $2.6 million and $4.6 million, respectively, of revenues generated by our Red River crude system. Prior to being acquired by us, the businesses described in Note (a) did not charge Valero for services provided and did not generate revenues. Effective with the date of each acquisition, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the assets of the acquired businesses. This resulted in new charges for terminaling services provided by these assets. In addition, effective January 18, 2017, we acquired a 40 percent undivided interest in (i) the newly constructed Hewitt segment of Plains All American L.P.’s Red River pipeline, (ii) two 150,000 shell barrel capacity tanks located at Hewitt Station, and (iii) a pipeline connection from Hewitt Station to Wasson Station (collectively, the Red River crude system).

(c)
The increase in operating expenses in the three months ended June 30, 2017 compared to the three months ended June 30, 2016 was due primarily to higher maintenance expense of $1.7 million at the Houston, St. Charles, Corpus Christi, and Three Rivers terminals, which was mainly related to inspection activity. In addition, we incurred total incremental expenses of $1.0 million related to our Red River crude system and the rail loading facility at our St. Charles terminal, which was placed in service in the second quarter of 2017.

(a)
The increase in operating expenses in the six months ended June 30, 2017 compared to the six months ended June 30, 2016 was due primarily to total incremental expenses of $1.5 million related to our Red River crude system and the rail loading facility at our St. Charles terminal.

(d)
The increase in general and administrative expenses in the three months ended June 30, 2017 compared to the three months ended June 30, 2016 was due primarily to higher public company costs of $156,000.

The decrease in general and administrative expenses in the six months ended June 30, 2017 compared to the six months ended June 30, 2016 was due primarily to transaction costs of $387,000 in 2016 associated with the acquisition of businesses from Valero.

(e)
The increase in depreciation expense in the three and six months ended June 30, 2017 compared to the three and six months ended June 30, 2016 was attributed primarily to depreciation expense recognized on the assets that compose our Red River crude system, which was acquired in the first quarter of 2017.

Table Page 6

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

(f)
The increase in “interest and debt expense, net of capitalized interest” in the three and six months ended June 30, 2017 compared to the three and six months ended June 30, 2016 was due primarily to the following:

•
Incremental borrowings in connection with the 2016 acquisitions. In connection with the acquisitions described in Note (a), we borrowed $139.0 million and $210.0 million under our revolving credit agreement. Interest expense on the incremental borrowings was approximately $1.3 million and $3.3 million in the three and six months ended June 30, 2017, respectively.

•
Incremental interest expense incurred on the senior notes. In December 2016, we issued $500.0 million of 4.375% senior notes due December 2026. We used the proceeds of the senior notes to repay $494.0 million of outstanding borrowings under our revolving credit facility. The interest rate on these senior notes is higher than our revolving credit facility, thereby increasing the effective interest rate in 2017. Incremental interest expense resulting from these senior notes was approximately $2.3 million and $4.9 million in the three and six months ended June 30, 2017, respectively.

•
Higher interest rates in 2017. As a result of higher interest rates experienced in 2017, we incurred additional interest of $759,000 and $1.3 million in the three and six months ended June 30, 2017, respectively, on borrowings under our subordinated loan agreements with Valero.

(g)
The requirements under our partnership agreement for the conversion of all of our outstanding subordinated units into common units were satisfied upon the payment of our quarterly cash distribution on August 9, 2016. Therefore, effective August 10, 2016, all of our subordinated units, which were owned by Valero, were converted on a one-for-one basis into common units. The conversion of the subordinated units does not impact the amount of cash distributions paid or the total number of outstanding units. The subordinated units were only allocated earnings generated by us through the conversion date.

(h)
Represents the sum of volumes transported through each separately tariffed pipeline segment divided by the number of days in the period. The increase in pipeline transportation throughput in the three and six months ended June 30, 2017 compared to the three and six months ended June 30, 2016 was due primarily to volumes at our Red River crude system, which was acquired in the first quarter of 2017.

(i)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance.

(j)
Average pipeline transportation revenue per barrel was higher in the three and six months ended June 30, 2017 compared to the three and six months ended June 30, 2016 due primarily to higher pipeline transportation revenue per barrel generated by our Red River crude system, which was acquired in the first quarter of 2017.

Table Page 7

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

(k)
Storage and other revenues was higher in the three and six months ended June 30, 2017 compared to the three and six months ended June 30, 2016 due primarily to revenues generated by the rail loading facility at our St. Charles terminal, which was placed in service in the second quarter of 2017.

(l)	Defined terms are as follows:

•	EBITDA is defined as net income less income tax expense, interest expense, and depreciation expense.

•
Distributable cash flow is defined as EBITDA less (i) EBITDA attributable to Predecessor and cash payments during the period for interest, income taxes, and maintenance capital expenditures; plus (ii) adjustments related to minimum throughput commitments, capital projects prefunded by Valero, and certain other items.

•	Distribution coverage ratio is defined as the ratio of distributable cash flow to the total distribution declared.

These terms are not defined under United States (U.S.) generally accepted accounting principles (GAAP) and are considered non-GAAP measures. Management has defined these terms and believes that the presentation of the associated measures is useful to external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with U.S. GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from our initial public offering (IPO) date and compared to cumulative distributions from the IPO date), we use distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the distribution coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared.

Table Page 8